Contacts:
Anthony N. Leo	Robin L. Oliver
Chief Executive Officer	Chief Operating Officer and Chief Financial Officer
727.399.5678	727.685.2082

BayFirst Financial Corp. Reports First Quarter 2023 Results;
Highlighted by Exceptional Core Deposit Growth and Strong Balance Sheet Liquidity
ST. PETERSBURG, FL. — April 27, 2023 — BayFirst Financial Corp. (NASDAQ: BAFN) (“BayFirst” or the “Company”), parent company of BayFirst National Bank (the “Bank”) today reported net income of $739 thousand, or $0.13 per diluted share, for the first quarter of 2023 compared to $1.3 million, or $0.28 per diluted share, in the fourth quarter of 2022. In the first quarter of 2022, net income was $13 thousand, or $(0.05) per diluted share. Net income from continuing operations was $867 thousand for the first quarter of 2023 compared to net income from continuing operations of $2.1 million in the fourth quarter of 2022 and a net loss from continuing operations of $110 thousand in the first quarter of 2022. The Company's balance sheet displayed ample liquidity and strong balance sheet and core deposit growth.
The decrease in earnings from continuing operations during the first quarter of 2023, compared to the fourth quarter of 2022, was the result of lower gain on sale of government guaranteed loans (SBA/USDA) of $1.4 million. This decrease was attributable to the cancellation of approximately $60 million of loan sales originally contracted to Signature Bank which were then rebid to another investor during less favorable market conditions once Signature Bank was placed into receivership by the FDIC. In addition, there was higher interest expense on deposits of $1.2 million, higher provision for credit losses of $1.2 million, and higher compensation costs of $1.8 million, partially offset by higher loan interest income, including fees, of $1.4 million and an increase in the government guaranteed loans fair value of $2.3 million.
BayFirst’s management team will host a conference call on Friday, April 28, 2023 at 9:00 a.m. EDT to discuss its first quarter results. Interested investors may listen to the call live under the Investor Relations tab at www.bayfirstfinancial.com. Investment professionals are invited to dial (888) 396-8049 to participate in the call. A replay will be available for one week at (877) 674-7070 using access code 559600# or at www.bayfirstfinancial.com.
“BayFirst’s first quarter of 2023 was highlighted by strong core deposit growth,” stated Anthony N. Leo, Chief Executive Officer. “We benefited from exceptional growth in all core deposit categories, with noninterest bearing balances growing by 14% in the first quarter alone, while total transaction account balances grew by 26%. Additionally, we benefited from approximately 82% of our deposits being fully FDIC insured, which is the direct result of our community focused business model. Our goal is to fund continued balance sheet growth primarily through core deposits.”
“Our operating performance during the first quarter of 2023 was negatively impacted by a sale of approximately $60 million in SBA guaranteed loans which was cancelled with Signature Bank after the FDIC placed the bank into receivership,” Leo continued. “Signature Bank was one of the largest aggregators of SBA loans, and our counterparty on the sale of the bulk of our SBA loans during the first quarter of 2023. We moved quickly to identify another buyer to mitigate our damages, all at a time of limited liquidity in the secondary market. The re-trade of these loans resulted in $1.6 million in reduced income on the sale. The FDIC has taken the position that all contracts of Signature Bank would be honored, and we are in the process of submitting a claim for breach of contract to the FDIC as receiver for the gain differential.”
“The disruption caused by the Signature Bank failure highlights a central theme of our strategic plan to grow recurring revenue through net interest income, thereby resulting in less reliance on the gain on sale from SBA loans,” said

BayFirst Financial Corp. Reports First Quarter 2023 Results
April 27, 2023

Thomas G. Zernick, President. “A critical element of this strategy focuses on growing our lower cost transaction account base to fund a rapidly expanding commercial and consumer loan portfolio. As such, we are in a position to continue to expand our lending services and take advantage of opportunities that arise as our competitors pull back in the current environment. We serve individuals, families and small businesses, with a focus on checking and savings accounts which are not only less rate sensitive, but also are far less volatile in times of economic disruptions. Moreover, our focus on providing checking and savings accounts to a broad segment of the communities we serve expands our overall franchise in the attractive Tampa Bay region and increases opportunities for offering consumer loans, residential mortgages, and small business loans throughout the region.”
First Quarter 2023 Performance Review
•Deposits increased $137.8 million, or 17.3%, during the first quarter of 2023 and increased $162.8 million, or 21.1%, over the past year to $932.9 million. During the first quarter of 2023, there were increases in interest-bearing transaction account balances of $63.8 million, time deposit balances of $59.4 million, non-interest bearing deposit account balances of $13.4 million, and money market and savings account balances of $1.2 million. Transaction accounts increased $77.2 million or 26.1% during the quarter. The time deposit balance increase was partially due to a $35.0 million increase in short-term Certificate of Deposit Account Registry Service ("CDARS") and listing service balances. Approximately 82% of our deposits are insured.
•Balance sheet liquidity remains strong, with over $136.5 million in cash balances and time deposits with other banks as of March 31, 2023. Additionally, the Company maintains a significant borrowing capability through the FHLB and Federal Reserve discount window.
•The Company’s government guaranteed loan origination platform, CreditBench, originated $121.1 million in new government guaranteed loans during the first quarter of 2023, a 10.6% increase compared to $109.4 million originated in the fourth quarter of 2022, and a 155.8% increase over $47.3 million of loans produced during the first quarter of 2022. The Company has increased the origination of smaller SBA loans since the launch of BOLT, an SBA 7(a) loan product designed to expeditiously provide working capital loans of $150 thousand or less to businesses throughout the country. Since the launch in late second quarter of 2022, the Company originated 1,387 BOLT loans totaling $179.8 million of which 464 BOLT loans totaling $58.6 million were originated during the quarter.
•Loans held for investment, excluding PPP loans of $18.3 million, increased by $65.0 million or 9.2% to $774.5 million during the first quarter of 2023 and $257.0 million, or 49.7% over the past year. Production during the quarter was partially offset by the sale of $71.6 million of government guaranteed loans.
•Tangible book value at March 31, 2023 was $19.70 per common share, down from $20.35 at December 31, 2022. The decline in book value was primarily due to the implementation of the new credit loss accounting standard known as Current Expected Credit Loss (“CECL”). As a result of the accounting change, equity was reduced by $2.5 million or a $0.61 reduction in tangible book value.
•Net interest margin including discontinued operations contracted slightly by 2 bps to 4.17% in the first quarter of 2023, from 4.19% in the fourth quarter of 2022, primarily due to an increase in deposit costs, partially offset by increase in loan yields.
Results of Operations
Net Income (Loss)
Net income was $739 thousand for the first quarter of 2023 compared to $1.3 million in the fourth quarter of 2022, and $13 thousand in the first quarter of 2022. The decrease in net income for the first quarter of 2023 from the preceding quarter was primarily due to a decrease of $1.4 million in gain on sale of government guaranteed loans, higher interest expense on deposits of $1.2 million, higher provision for credit losses of $1.2 million, and higher compensation costs of $1.8 million, partially offset by higher loan interest income, including fees, of $1.4 million and an increase in fair value gains related to held for investment government guaranteed loans of $2.3 million. The increase in net income from the first quarter of 2022 was due to increases of $3.4 million in net interest income and $3.8 million of fair value gains related to held for investment government guaranteed loans. This was partially offset

BayFirst Financial Corp. Reports First Quarter 2023 Results
April 27, 2023

by the credit loss provision, which changed unfavorably by $4.3 million from the first quarter of 2022, and higher noninterest expense of $1.5 million.
Net Interest Income and Net Interest Margin
Net interest income from continuing operations was $9.1 million in the first quarter of 2023, an increase of $479 thousand or 5.6% from $8.6 million in the fourth quarter of 2022, and an increase of $3.4 million or 59.7% from $5.7 million in the first quarter of 2022. The increase during the first quarter of 2023 as compared to the prior quarter was mainly due to an increase in loan interest income, including fees of $1.4 million, partially offset by an increase in deposit interest expense of $1.2 million. The increase during the first quarter of 2023 as compared to the year ago quarter was mainly due to the increase in loan interest income, including fees, of $6.3 million, partially offset by higher interest expense on deposits of $3.7 million.
Net interest margin including discontinued operations decreased to 4.17% for the first quarter of 2023, which represented a slight contraction of 2 basis points, compared to 4.19% from the preceding quarter and an expansion of 92 basis points compared to 3.25% from the same quarter last year.
Noninterest Income
Noninterest income from continuing operations was $9.4 million for the first quarter of 2023, an increase of $1.0 million or 12.4% from $8.4 million in the fourth quarter of 2022, and an increase of $3.8 million or 66.8% from $5.7 million in the first quarter of 2022. The increase in the first quarter of 2023, as compared to the prior quarter, was primarily due to an increase of $2.3 million of fair value gains related to held for investment government guaranteed loans, partially offset by a $1.4 million reduction in gain on sale of government guaranteed loans. The gain on sale was impacted by a $1.6 million reduction in expected premium income from the cancellation of the sale to a bank placed in receivership, which resulted in the Bank having to rebid the loans to a different investor at a time when the SBA secondary market pricing was significantly less favorable. The increase in the first quarter of 2023, as compared to the first quarter of 2022 was the result of $3.8 million of fair value gain improvement related to held for investment government guaranteed loans.
Noninterest Expense
Noninterest expense from continuing operations was $15.4 million in the first quarter of 2023, which was a $1.9 million or 14.2% increase from $13.5 million in the fourth quarter of 2022 and a $1.5 million or 11.1% increase compared to $13.9 million in the first quarter of 2022. The increase in the first quarter of 2023, as compared to the prior quarter, was primarily due to an increase of $1.8 million in compensation costs. The increase in compensation costs was the result of the recognition of the one-time employee retention credit last quarter, annual merit increases, higher payroll taxes in the first quarter since limits are reset, and lower deferral of loan origination compensation costs. The increase in the first quarter of 2023, as compared to the first quarter of 2022 was primarily due to higher loan origination expense of $0.8 million and higher compensation costs of $0.7 million.
Discontinued Operations
Net loss on discontinued operations was $128 thousand in the first quarter of 2023, which was a $663 thousand improvement from a net loss of $791 thousand in the fourth quarter of 2022. The company recorded net income on discontinued operations of $123 thousand in the first quarter of 2022. The loss in the first quarter of 2023 was partially due to lagging facilities costs as we seek to sublease the vacant space. The decrease in the net loss from the previous quarter was the result of a decrease of $2.1 million in noninterest expense, partially offset by a decrease in gains on sale of residential mortgage loans of $883 thousand and a decrease in income tax benefit of $220 thousand. The $251 thousand decrease in income from the year ago quarter was primarily due to a decrease in residential loan fee income of $13.2 million, partially offset by a decrease in noninterest expense of $13.6 million.

BayFirst Financial Corp. Reports First Quarter 2023 Results
April 27, 2023

Balance Sheet
Assets
Total assets increased $130.9 million or 13.9% during the first quarter of 2023 to $1.07 billion, mainly due to new loan production and an increase of $65.6 million in cash and cash equivalents, partially offset by the sale of $71.6 million in government guaranteed loans.
Loans
Loans held for investment, excluding PPP loans, increased $65.0 million or 9.2% during the first quarter of 2023 and $257.0 million or 49.7%, over the past year to $774.5 million, due to increases in both conventional community bank loans and government guaranteed loans, partially offset by government guaranteed loan sales. PPP loans, net of deferred origination fees, decreased $0.9 million in the first quarter of 2023 to $18.3 million.
Deposits
Deposits increased $137.8 million or 17.3% during the first quarter of 2023 and increased $162.8 million or 21.1% compared to March 31, 2022, ending the first quarter of 2023 at $932.9 million. During the first quarter, there was growth in all categories of deposits. There were increases in interest-bearing transaction account balances of $63.8 million, time deposit balances of $59.4 million, non-interest bearing deposit account balances of $13.4 million, and money market and savings account balances of $1.2 million. The time deposit balance increase was partially due to a $35.0 million increase in short-term CDARS and listing service balances.
Asset Quality
In accordance with changes in generally accepted accounting principles, the Company adopted the new credit loss accounting standard known as CECL on January 1, 2023. With the adoption, the allowance for credit losses ("ACL") for loans increased by $3.1 million to 1.73% of loans on this effective date combined with a $213 thousand increase in reserve on unfunded commitments and an $18 thousand reserve on held to maturity investment securities. Under CECL, the ACL is based on projected credit losses rather than on incurred losses. The increase in ACL had an after tax adjustment to capital of $2.5 million, with no impact to earnings.
Asset quality remained strong in the first quarter of 2023. Although net charge-offs and delinquencies increased, nonperforming assets decreased. As a result of loan growth and increased consumer charge-offs, the Company recorded a provision for credit losses in the first quarter of $1.9 million, which compared to a $0.7 million provision under the incurred loss method for the fourth quarter of 2022. As the financial impact of the COVID-19 pandemic became more predictable throughout 2021 and 2022, the Company began adjusting downward its allowance for loan losses from the historic high levels reached in 2020 at the onset of the pandemic. The Company recorded a $2.4 million negative provision for loan losses under the incurred loss method during the first quarter of 2022.
The ratio of the allowance for credit losses to total loans held for investment at amortized cost, excluding government guaranteed loans, was 2.09% at March 31, 2023, 1.62% as of December 31, 2022, and 2.73% as of March 31, 2022.
Net charge-offs for the first quarter of 2023 were $1.9 million, a $0.5 million increase from $1.4 million for the fourth quarter of 2022 and a $1.0 million increase compared to $0.9 million in the first quarter of 2022. Annualized net charge-offs as a percentage of average loans, excluding PPP loans, were 1.01% for the first quarter of 2023, up from 0.79% in the fourth quarter of 2022 and 0.68% in the first quarter of 2022. Nonperforming assets, excluding government guaranteed loans, to total assets was 0.20% as of March 31, 2023, compared to 0.40% as of December 31, 2022, and 0.30% as of March 31, 2022.
Capital
The Bank’s Tier 1 leverage ratio was 10.18% as of March 31, 2023, a decrease from 10.79% as of December 31, 2022, and a decrease from 11.75% at March 31, 2022. The CET 1 and Tier 1 capital ratio to risk-weighted assets were 12.87% as of March 31, 2023, a decrease from 13.75% as of December 31, 2022, and a decrease from 18.19% as of March 31, 2022. The total capital to risk-weighted assets ratio was 14.12% as of March 31, 2023, a decrease from 15.00% as of December 31, 2022, and a decrease from 19.45% as of March 31, 2022.

BayFirst Financial Corp. Reports First Quarter 2023 Results
April 27, 2023

Recent Events
Second Quarter Common Stock Dividend. On April 25, 2023, BayFirst’s Board of Directors declared a second quarter 2023 cash dividend of $0.08 per common share. The dividend will be payable June 15, 2023 to common shareholders of record as of June 1, 2023. This dividend marks the 28th consecutive quarterly cash dividend paid since BayFirst initiated cash dividends in 2016.
Management Succession. On February 6, 2023, BayFirst Financial Corp. issued a press release announcing that Anthony N. Leo will retire as Chief Executive Officer at the end of 2023. Mr. Leo will remain a Director of the Company and will also serve as Special Counsel for strategic matters. The Board of Directors has appointed Thomas G. Zernick to succeed Mr. Leo as Chief Executive Officer on January 1, 2024. He was also appointed to serve as a Director of the Company. Mr. Zernick has served as President of the Company since February 2022, and previously served as President of its CreditBench Division, which provides government guaranteed lending to businesses throughout the nation. He joined the Company in 2016.
Stock Repurchase Program. On February 28, 2023, the Board of Directors approved the Company’s 2023 Stock Repurchase Program (“Program”). The Program permits the Company to repurchase up to $1,000,000 of the Company’s issued and outstanding common stock. The Program will continue until the earlier of: (i) the date an aggregate of $1,000,000 of common stock has been repurchased; (ii) December 31, 2023; or (iii) the termination of the plan by the Board of Directors. There has been no purchases made under this program as of the report date.
About BayFirst Financial Corp.
BayFirst Financial Corp. is a registered bank holding company based in St. Petersburg, Florida which commenced operations on September 1, 2000. Its primary source of income is derived from its wholly owned subsidiary, BayFirst National Bank, a national banking association which commenced business operations on February 12, 1999. The Bank currently operates nine full-service banking offices throughout the Tampa Bay region and offers a broad range of commercial and consumer banking services to businesses and individuals. It was the 6th largest SBA 7(a) lender by dollar volume and 3rd by number of units originated nationwide through the second quarter ended March 31, 2023, of SBA's 2023 fiscal year. Additionally, it is the number one SBA 7(a) lender in the 5 county Tampa Bay market for the SBA's 2022 fiscal year end. As of March 31, 2023, BayFirst Financial Corp. had $1.07 billion in total assets.
Forward Looking Statements
In addition to the historical information contained herein, this presentation includes "forward-looking statements" within the meaning of such term in the Private Securities Litigation Reform Act of 1995. These statements are subject to many risks and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic, global military hostilities, or climate change, including their effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with them; the ability of the Company to implement its strategy and expand its banking operations; changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; risks related to mergers and acquisitions; changes in benchmark interest rates used to price loans and deposits, changes in tax laws, regulations and guidance; and other risks detailed from time to time in filings made by the Company with the SEC, including, but not limited to those “Risk Factors” described in our most recent Form 10-K and Form 10-Q. Readers should note that the forward-looking statements included herein are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements.

BayFirst Financial Corp. Reports First Quarter 2023 Results
April 27, 2023

BAYFIRST FINANCIAL CORP.
SELECTED FINANCIAL DATA (Unaudited)

	At or for the three months ended
(Dollars in thousands, except for share data)	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
Balance sheet data:
Average loans held for investment, excluding PPP loans	$747,417	$703,193	$663,716	$561,455	$520,559
Average total assets	969,489	925,194	939,847	879,868	872,311
Average common shareholders’ equity	78,835	80,158	83,014	83,235	83,990
Total loans held for investment	792,777	728,652	680,805	641,737	561,797
Total loans held for investment, excluding PPP loans	774,467	709,479	658,669	610,527	517,434
Total loans held for investment, excl gov’t gtd loan balances	596,505	569,892	520,408	458,624	374,353
Allowance for credit losses (1)	12,208	9,046	9,739	9,564	10,170
Total assets	1,069,839	938,895	930,275	921,377	888,541
Common shareholders’ equity	80,734	82,279	81,032	83,690	85,274
Share data:
Basic earnings (loss) per common share	$0.13	$0.28	$(0.40)	$(0.12)	$(0.05)
Diluted earnings (loss) per common share	0.13	0.28	(0.35)	(0.10)	(0.05)
Dividends per common share	0.08	0.08	0.08	0.08	0.08
Book value per common share	19.70	20.35	20.10	20.82	21.25
Tangible book value per common share (2)	19.70	20.35	20.10	20.80	21.22
Performance and capital ratios:
Return on average assets	0.30%	0.57%	(0.60)%	(0.13)%	0.01%
Return on average common equity	2.69%	5.56%	(7.76)%	(2.35)%	(0.93)%
Net interest margin	4.17%	4.19%	4.63%	3.73%	3.25%
Dividend payout ratio	61.48%	28.99%	(20.02)%	(65.54)%	(164.25)%
Asset quality ratios:
Net charge-offs	$1,887	$1,393	$575	$856	$882
Net charge-offs/avg loans held for investment excl PPP	1.01%	0.79%	0.35%	0.61%	0.68%
Nonperforming loans	$5,890	$10,468	$10,267	$10,437	$8,834
Nonperforming loans (excluding gov't gtd balance)	$2,095	$3,671	$4,015	$4,245	$2,660
Nonperforming loans/total loans held for investment	0.74%	1.44%	1.51%	1.63%	1.57%
Nonperforming loans (excl gov’t gtd balance)/total loans held for investment	0.26%	0.50%	0.59%	0.66%	0.47%
ACL/Total loans held for investment at amortized cost (1)	1.69%	1.29%	1.48%	1.62%	1.84%
ACL/Total loans held for investment at amortized cost, excl PPP loans (1)	1.73%	1.33%	1.54%	1.71%	2.00%
ACL/Total loans held for investment at amortized cost, excl government guaranteed loans (1)	2.09%	1.62%	1.90%	2.14%	2.73%
Other Data:
Full-time equivalent employees	300	291	524	485	575
Banking center offices	9	8	8	7	7
Loan production offices(3)	1	1	20	19	20
(1) Prior to January 1, 2023, the incurred loss methodology was used to estimate credit losses. Beginning with that date, credit losses are estimated using the CECL methodology.
(2) See section entitled "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" below for a reconciliation to most comparable GAAP equivalent.
(3) All out of market nationwide residential loan production offices have been closed.

BayFirst Financial Corp. Reports First Quarter 2023 Results
April 27, 2023

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures
Some of the financial measures included in this report are not measures of financial condition or performance recognized by GAAP. These non-GAAP financial measures include tangible common shareholders' equity and tangible book value per common share. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe that providing this information to financial analysts and investors allows them to evaluate capital adequacy.
The following presents these non-GAAP financial measures along with their most directly comparable financial measures calculated in accordance with GAAP:

Tangible Common Shareholders' Equity and Tangible Book Value Per Common Share (Unaudited)
	As of
(Dollars in thousands, except for share data)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Total shareholders’ equity	$90,339	$91,884	$90,637	$93,295	$94,879
Less: Preferred stock liquidation preference	(9,605)	(9,605)	(9,605)	(9,605)	(9,605)
Total equity available to common shareholders	80,734	82,279	81,032	83,690	85,274
Less: Goodwill	—	—	—	(100)	(100)
Tangible common shareholders' equity	$80,734	$82,279	$81,032	$83,590	$85,174

Common shares outstanding	4,098,805	4,042,474	4,031,937	4,019,023	4,013,173
Tangible book value per common share	$19.70	$20.35	$20.10	$20.80	$21.22

BayFirst Financial Corp. Reports First Quarter 2023 Results
April 27, 2023

BAYFIRST FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	3/31/2023	12/31/2022	3/31/2022
Assets	Unaudited		Unaudited
Cash and due from banks	$3,766	$3,649	$3,141
Interest-bearing deposits in banks	127,901	62,397	118,960
Cash and cash equivalents	131,667	66,046	122,101
Time deposits in banks	4,881	4,881	3,881
Investment securities available for sale	42,435	42,349	41,656
Investment securities held to maturity, net of allowance for credit losses of $18, $0, and $0	2,484	5,002	2
Nonmarketable equity securities	5,115	4,037	2,520
Government guaranteed loans held for sale	1,174	—	1,445
Government guaranteed loans held for investment, at fair value	69,047	27,078	8,769
Loans held for investment, at amortized cost net of allowance for credit losses of $12,208, $9,046, and $10,170	711,522	692,528	542,858
Accrued interest receivable	5,547	4,452	3,077
Premises and equipment, net	37,780	35,440	30,517
Loan servicing rights	11,625	10,906	7,399
Deferred income tax assets	1,338	980	490
Right-of-use operating lease assets	2,985	3,177	3,111
Bank owned life insurance	25,313	25,159	24,698
Other assets	16,421	15,649	13,372
Assets from discontinued operations	505	1,211	82,645
Total assets	$1,069,839	$938,895	$888,541
Liabilities:
Noninterest-bearing deposits	$106,622	$93,235	$92,680
Interest-bearing transaction accounts	266,445	202,656	180,815
Savings and money market deposits	364,269	363,053	464,847
Time deposits	195,565	136,126	31,787
Total deposits	932,901	795,070	770,129
FHLB and FRB borrowings	25,000	25,000	—
Subordinated debentures	5,994	5,992	5,987
Notes payable	2,731	2,844	3,186
Accrued interest payable	860	704	86
Operating lease liabilities	3,209	3,538	3,285
Accrued expenses and other liabilities	7,738	12,205	5,484
Liabilities from discontinued operations	1,067	1,658	5,505
Total liabilities	979,500	847,011	793,662

BayFirst Financial Corp. Reports First Quarter 2023 Results
April 27, 2023

(Dollars in thousands)	3/31/2023	12/31/2022	3/31/2022
Shareholders’ equity:	Unaudited		Unaudited
Preferred stock, Series A; no par value, 10,000 shares authorized, 6,395 shares issued and outstanding at March 31, 2023, December 31, 2022, and March 31, 2022, respectively; aggregate liquidation preference of $6,395 each period	6,161	6,161	6,161
Preferred stock, Series B; no par value, 20,000 shares authorized, 3,210 shares issued and outstanding at March 31, 2023, December 31, 2022, and March 31, 2022; aggregate liquidation preference of $3,210 each period	3,123	3,123	3,123
Common stock and additional paid-in capital; no par value, 15,000,000 shares authorized, 4,098,805, 4,042,474, and 4,013,173 shares issued and outstanding at March 31, 2023, December 31, 2022, and March 31, 2022, respectively	54,003	53,023	52,252
Accumulated other comprehensive loss, net	(3,182)	(3,724)	(1,458)
Unearned compensation	(940)	(178)	(630)
Retained earnings	31,174	33,479	35,431
Total shareholders’ equity	90,339	91,884	94,879
Total liabilities and shareholders’ equity	$1,069,839	$938,895	$888,541

BayFirst Financial Corp. Reports First Quarter 2023 Results
April 27, 2023

BAYFIRST FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME

	For the Quarter Ended
(Dollars in thousands, except per share data)	3/31/2023	12/31/2022	3/31/2022
Interest income:	Unaudited	Unaudited	Unaudited
Loans, including fees	$13,071	$11,680	$6,818
Interest-bearing deposits in banks and other	1,180	840	185
Total interest income	14,251	12,520	7,003
Interest expense:
Deposits	4,923	3,711	1,217
Other	275	235	117
Total interest expense	5,198	3,946	1,334
Net interest income	9,053	8,574	5,669
Provision for credit losses	1,942	700	(2,400)
Net interest income after provision for credit losses	7,111	7,874	8,069
Noninterest income:
Loan servicing income, net	740	532	455
Gain on sale of government guaranteed loans, net	4,409	5,805	4,621
Service charges and fees	379	355	282
Government guaranteed loans fair value (loss) gain	3,574	1,246	(197)
Other noninterest income	346	466	504
Total noninterest income	9,448	8,404	5,665
Noninterest Expense:
Salaries and benefits	7,835	6,245	7,549
Bonus, commissions, and incentives	804	561	377
Occupancy and equipment	1,163	985	967
Data processing	1,347	1,342	1,155
Marketing and business development	665	560	689
Professional services	897	994	1,154
Loan origination and collection	1,495	1,225	670
Employee recruiting and development	568	577	603
Regulatory assessments	99	158	69
Other noninterest expense	539	846	638
Total noninterest expense	15,412	13,493	13,871
Income/(loss) before taxes from continuing operations	1,147	2,785	(137)
Income tax expense/(benefit) from continuing operations	280	672	(27)
Net income/(loss) from continuing operations	867	2,113	(110)
(Loss)/income from discontinued operations before income taxes	(170)	(1,053)	164
Income tax (benefit)/expense from discontinued operations	(42)	(262)	41
Net (loss)/income from discontinued operations	(128)	(791)	123

Net income	739	1,322	13
Preferred dividends	208	208	208
Net income available to/(loss attributable to) common shareholders	$531	$1,114	$(195)

BayFirst Financial Corp. Reports First Quarter 2023 Results
April 27, 2023

	For the Quarter Ended
(Dollars in thousands, except per share data)	3/31/2023	12/31/2022	3/31/2022
Basic earnings (loss) per common share:	Unaudited	Unaudited	Unaudited
Continuing operations	$0.16	$0.47	$(0.08)
Discontinued operations	(0.03)	(0.19)	0.03
Basic earnings (loss) per common share	$0.13	$0.28	$(0.05)

Diluted earnings (loss) per common share:
Continuing operations	$0.16	$0.47	$(0.08)
Discontinued operations	(0.03)	(0.19)	0.03
Diluted earnings (loss) per common share	$0.13	$0.28	$(0.05)

BayFirst Financial Corp. Reports First Quarter 2023 Results
April 27, 2023

Loan Composition

(Dollars in thousands)	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
Real estate:	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Residential	$214,638	$202,329	$176,574	$122,403	$102,897
Commercial	239,720	231,281	220,210	216,067	189,684
Construction and land	11,069	9,320	9,259	9,686	18,038
Commercial and industrial	199,721	194,643	183,631	168,990	180,163
Commercial and industrial - PPP	18,430	19,293	22,286	31,430	44,792
Consumer and other	32,697	37,288	37,595	35,845	13,502
Loans held for investment, at amortized cost, gross	716,275	694,154	649,555	584,421	549,076
Deferred loan costs, net	10,678	10,740	9,047	7,629	7,297
Discount on government guaranteed loans sold	(6,046)	(5,621)	(5,068)	(4,743)	(3,335)
Premium/(discount) on loans purchased	2,823	2,301	2,306	2,221	(10)
Allowance for credit losses (1)	(12,208)	(9,046)	(9,739)	(9,564)	(10,170)
Loans held for investment, at amortized cost	$711,522	$692,528	$646,101	$579,964	$542,858

Nonperforming Assets (Unaudited)

(Dollars in thousands)	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
Nonperforming loans (government guaranteed balances)	$3,795	$6,797	$6,252	$6,192	$6,174
Nonperforming loans (unguaranteed balances)	2,095	3,671	4,015	4,245	2,660
Total nonperforming loans	5,890	10,468	10,267	10,437	8,834
OREO	3	56	56	56	3
Total nonperforming assets	$5,893	$10,524	$10,323	$10,493	$8,837
Nonperforming loans as a percentage of total loans held for investment	0.74%	1.44%	1.51%	1.63%	1.57%
Nonperforming loans (excluding government guaranteed balances) to total loans held for investment	0.26%	0.50%	0.59%	0.66%	0.47%
Nonperforming assets as a percentage of total assets	0.55%	1.12%	1.11%	1.14%	0.99%
Nonperforming assets (excluding government guaranteed balances) to total assets	0.20%	0.40%	0.44%	0.47%	0.30%
ACL to nonperforming loans (1)	207.27%	86.42%	94.86%	91.64%	115.12%
ACL to nonperforming loans (excluding government guaranteed balances) (1)	582.72%	246.42%	242.57%	225.30%	382.33%
(1) Prior to January 1, 2023, the incurred loss methodology was used to estimate credit losses. Beginning with that date, credit losses are estimated using the CECL methodology.

Note: Transmitted on Globe Newswire on April 27 2023, at 4:00 p.m. EDT.